UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549
___________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

March 4, 2016

Commission file number 1-13163
________________________
YUM! BRANDS, INC.
 (Exact name of registrant as specified in its charter)

North Carolina	13-3951308
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

1441 Gardiner Lane, Louisville, Kentucky	40213
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (502) 874-8300

Former name or former address, if changed since last report: N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant's Business and Operations

Item 1.01	Entry into a Material Definitive Agreement

On March 4, 2016 Yum! Brands, Inc. (“Yum”) executed an amendment (the “Amendment”) to the unsecured term loan facility that was entered into on December 8, 2015 (together with the Amendment, the “Amended Credit Facility”). The Amendment increased the size of the Amended Credit Facility by an amount equal to $500 million to a total of up to $2.0 billion. Goldman Sachs Bank USA, JPMorgan Chase Bank, N.A., Citigroup Global Markets Inc. and Wells Fargo Securities, LLC arranged the Amended Credit Facility and Goldman Sachs Bank USA will serve as Administrative Agent for the Amended Credit Facility

Under the terms of the Amended Credit Facility, Yum may borrow up to the full amount of the $500 million increase in the Amended Credit Facility in a single borrowing by March 18, 2016. The interest rate for most borrowings under the Amended Credit Facility ranges from 1.00% to 1.75% over the London interbank offered rate for specified interest periods based upon the credit rating for Yum’s senior revolving credit facility, with a current margin of 1.5%. Interest on any outstanding borrowings under the Amended Credit Facility is payable at least quarterly. The Amended Credit Facility matures on June 8, 2016, with an option for Yum to extend maturity for up to two additional three month periods subject, in the case of the second such extension, to a 1.00% increase in the interest margin for the extended period.

The Amended Credit Facility is unconditionally guaranteed by Yum’s principal domestic subsidiaries and contains financial covenants relating to the maintenance of leverage and fixed charge coverage ratios. The documentation for the Amended Credit Facility also contains affirmative and negative covenants including, among other things, limitations on certain additional liens and subsidiary indebtedness, and customary events of default, including (subject to certain materiality thresholds and grace periods) payment default, failure to comply with covenants, material inaccuracy of representation or warranty, bankruptcy or insolvency proceedings, change of control, certain material ERISA events and cross-acceleration in respect of other material debt agreements.

The representations and warranties, covenants and events of default governing the Amended Credit Facility, including the covenants and events of default as described above, are unchanged under the Amendment. The Amendment will be filed as an exhibit to our Quarterly Report on Form 10-Q for the first quarter of our 2016 fiscal year.

Section 2 - Financial Information

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under Off-Balance Sheet Arrangement of a Registrant

The information described above under “Section 1 - Registrant's Business and Operations - Item 1.01 Entry into a Material Definitive Agreement” is hereby incorporated herein by reference.

Section 8 - Other Events

Item 8.01	Other Events

As previously announced on January 5, 2016, David C. Novak, the Executive Chairman of Yum Brands, Inc. (“Company” or “Yum”), notified the Company’s Board of Directors (“Board”) that he intends to retire as Executive Chairman and step down from the Board at the next Annual Meeting of Shareholders scheduled for May 20, 2016.

In order to ensure a smooth transition upon Mr. Novak’s retirement, the Board on March 4, 2016 approved the appointment of Robert D. Walter as Non-Executive Chairman of the Board following the Company’s May 20, 2016 Annual Meeting of Shareholders. Mr. Walter, currently the Board’s Lead Director, has served on Yum’s Board since 2008. Mr. Walter is the founder of Cardinal Health, Inc., a company that provides products and services supporting the health care industry. Prior to his retirement from Cardinal Health in June 2008, Mr. Walter served as Executive Director from November 2007 to June 2008. From April 2006 to November 2007, he served as Executive Chairman of the Board of Cardinal Health. From 1979 to April 2006, he served as Chairman and Chief Executive Officer of Cardinal Health. Mr. Walter also serves as a director of American Express Company and Nordstrom, Inc. From 2000 to 2007, he was a director of CBS Corporation and its predecessor, Viacom, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

YUM! BRANDS, INC.
(Registrant)

Date:	March 8, 2016	/s/ David E. Russell
Interim Chief Financial Officer,
Vice President, Finance and Corporate Controller